New Media Agrees to Sell Games to Mobile Gaming Operator

DUBLIN, Sept 3 /PRNewswire-FirstCall/ -- New Media Lottery Services, Inc. (OTC Bulletin Board: NWMD) ("NMLS"), based in Dublin, Ireland and Virginia, USA, the lottery content and systems provider, announced the expansion of its business activities by licensing its lottery and gaming content to Probability Plc (LSE: PBTY, “Probability”), the leading developer and operator of mobile gaming and lottery services.

Under the agreement, Probability will develop mobile phone versions of NMLS’ instant win games, and slots, with access to NMLS’ entire catalogue including games originally conceived for both the Internet and Lottery terminals. The agreement allows for Probability to distribute the mobile versions of the games across its entire customer base. NMLS will also be able to include the new mobile services in its own service portfolio as a partner of Probability.

Commenting on the agreement, NMLS CEO John Carson said, "Instant tickets and other numbers based lottery games are the most successful forms of lottery products. We have the creative and technical expertise to develop this valuable content, and our partnership with Probability will now extend the reach of our services to mobile phone users."

Probability CEO Charles Cohen said, “NMLS have an extensive catalogue of instant win formats which have proven appeal in a number of markets and geographies. This partnership will help us both by accelerating our own path to market in many areas, and by extending NMLS own service offering to their customers. Whilst the promise of mobile is still unproven, I am convinced that relationships such as this will help deliver the world class content which players need to see.”

Enquiries:

New Media Lottery Services	(1) 540 437 1688
John Carson
www.nmlsinc.com

About New Media Lottery Services, Inc.:
New Media Lottery Services, Inc. (OTC Bulletin Board: NWMD) supplies lotteries with a white label lottery system, games and management support to develop new income streams from digital lottery product distribution, including the Internet, mobile telephony, interactive television and digital vending. NMLS secures long-term contracts with lottery clients and shares in the net win from these partners.

Cautionary Note Regarding Forward-Looking Statements
This document contains forward-looking information about the Company’s operating results and business prospects that involve substantial risks and uncertainties.  Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about the Company’s plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words “may,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “could,” “would,” and similar expressions.  Because these forward-looking statements are subject to a number of risks and uncertainties, the Company’s actual results could differ materially from those expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended April 30, 2009 filed with the United States Securities and Exchange Commission and available at www.sec.gov.  The Company assumes no obligation to update any such forward-looking statements.